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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                  FORM 12b-25

                                                Commission File Number 000-27773


                          NOTIFICATION OF LATE FILING

(Check One)  [ ] Form 10-KSB [ ] Form 11-K  [ ] Form 20-F [X] Form 10-QSB
[ ] Form N-SAR

                                 June 30, 2000
For Period Ended: _____________________________________________________________

   [ ] Transition Report on Form 10-K    [ ] Transition Report on Form 10-Q
   [ ] Transition Report on Form 20-F    [ ] Transition Report on Form N-SAR
   [ ] Transition Report on Form 11-K

For the Transition Period Ended: _______________________________________________
 Read attached instruction sheet before preparing form. Please print or type.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _________________________________

________________________________________________________________________________

________________________________________________________________________________


                        Part I. Registrant Information


Full name of registrant:           Callmate Telecom International, Inc.
                         _______________________________________________________

Former name if applicable:                       Zee, Inc.
                           _____________________________________________________

Address of principal executive office (Street and number):   1 Wilton Street
                                                           _____________________

City, State and Zip Code:             Bradford, United Kingdom BD5 OAX
                          ______________________________________________________

                       Part II. Rule 12b-25 (b) and (c)

        If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without reasonable effort or expense;


[X]     (b) The subject annual report, semi-annual report, transition report, on
            Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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                              Part III. Narrative

        State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

        The quarterly financial statements could not be completed within the prescribed time period because the registrant is in the process of amending its prior quarterly and annual filings and requires additional time to incorporate the resulting changes in information to be reported in the 10Q-SB covering the period 3/31/2000-6/30/2000.

                          Part IV. Other Information

        (1) Name and telephone number of person to contact in regard to this notification

                Mahmoud Hashmi                       (011)44 1274 301 500
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                    (Name)                       (Area Code) (Telephone number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                    [X] Yes     [ ]No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    [ ] Yes     [X]No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     Callmate Telecom International, Inc.
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                 (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   July 14, 2000                           By: /s/ Mahmoud Hashmi
     ----------------------                        -----------------------
                                                Name:   Mahmoud Hashmi
                                                Title:  Chief Executive Officer